                                                                   Exhibit 10.22

                              SETTLEMENT AGREEMENT
                              --------------------



         This Settlement Agreement (the "Agreement") is entered into as of this ____ day of October, 2001, as modified as of this 5th day of December, 2001, by and between the following parties:

         1. John W. Morris, Esquire, Chapter 11 Trustee for The Eastwind Group, Inc. (the "Trustee");

         2. Paul A. DeJuliis ("DeJuliis");

         3. ConMat Technologies, Inc. ("ConMat"); and

         4. Polychem Corporation ("Polychem;" DeJuliis, ConMat and Polychem are sometimes collectively referred to hereafter as the "Settling Defendants").

                                   Background
                                   ----------

         A. On October 27, 2000, the Eastwind Group, Inc. (the "Debtor") filed a voluntary petition for reorganization pursuant to Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code").

         B. The Trustee was thereafter appointed by Order of the United States Bankruptcy Court for the Eastern District of Pennsylvania dated February 2, 2001.

         C. The Trustee has standing to commence and prosecute certain actions arising under the Bankruptcy Code.

         D. On May 24, 2001, the Trustee became the substituted plaintiff in an adversary proceeding that substituted for and amended a proceeding commenced by John R. Thach against the Settling Defendants and others by filing the Substituted Complaint of John W. Morris, Chapter 11 Trustee of The Eastwind Group, Inc. (the "Complaint").

         E. In the Complaint, the Trustee asserted claims against the Settling Defendants and others to recover certain alleged fraudulent transfers, to turnover property of the estate and to recover damages.

         F. In the Complaint, in addition to the Settling Defendants, the Trustee named as defendants Howard M. Appel, William B. Miller, Edward F. Sager, Jr., Andrew P. Panzo, HMA Associates, a/k/a HMA Associates, Inc. HMA Investments, Inc., SPH Investments, Inc., SPH Equities, Inc. Stephen P. Harrington, F.A.C. Enterprises, Inc., IP Services, Inc., a/k/a IF Consulting, Ltd., Millworth Investments, Inc., Exchequer Services Corp., ESC Services, Corp., a/k/a ESC, Cecile T. Coady, Centaur Financial Group, The D.A.R. Group, Inc., Michael J. Cirillo, Clifton Capital, Ltd., Mentor Capital Partners, Ltd., Mentor Management Company, Mentor Special Situation Fund, LP, Sager & Associates, George P. Stasen and Odyssey Capital Group, LP (collectively referred to hereafter as the "Non-Settling Defendants").

         G. The Settling Defendants dispute the Trustee's right to recover such transfers and otherwise assert defenses to the Trustee's claims and causes of action.

         H. In addition to the Trustee's claims against Settling Defendants, John R. Thach ("Thach"), ProFutures Special Equities Fund, L.P. ("ProFutures"), and John Park ("Park") (Thach, ProFutures and Park are sometimes collectively referred to hereafter as the "Claimants") have asserted various claims against the Settling Defendants and others and those claims are the subject of pending litigation captioned as:

                  (1) John R. Thach v. The Eastwind Group, Inc., et al., Bkrtcy Ct., E.D. Pa. No. 00-33372SR, adv. No. 00-906 (the "Thach Action").

                  (2) ProFutures Special Equities Fund, L.P. v. The Eastwind Group, Inc., et al., U.S.D.C., E.D. Pa., No. 00-CV-1888 (the "ProFutures Action").

                  (3) John Park v. The Eastwind Group, Inc., et al., Mont. Co. CCP, No. 2000-08245 (the "Park Action").


         (Hereafter collectively, the "Pending Actions").

         I. The Settling Defendants deny any liability to the Claimants on the claims asserted in the Pending Actions.

         J. The Trustee and the Settling Defendants have determined to resolve all claims, causes of action and disputes existing between them, all without admission of liability, on the terms and conditions hereinafter described, subject to Bankruptcy Court approval.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   Covenants
                                   ---------

         1. Execution and Effective Date. The parties hereto shall sign this Agreement no later than five (5) business days after counsel for the Trustee and the Settling Defendants agree on the form of this Agreement. The Effective Date of this Agreement will be the date on which (1) no further appeals from an order approving the settlement, in accordance with and subject to paragraph 2 below, may be taken; and (2) the Trustee has satisfied or the parties have waived the conditions set out in paragraph 3 below.

         2. Contingency on Court Approval. This Agreement shall have no force or effect unless and until this Agreement is approved by the Bankruptcy Court and either (i) no further appeals from such order may be taken or (ii) the Trustee and Settling Defendants have jointly elected to treat the bankruptcy court approval date as the Effective Date, notwithstanding the pendency of an appeal. If there is any appeal and the foregoing election is not made to treat the agreement as effective from bankruptcy court approval, or if the agreement or payments or performances thereunder are stayed or delayed pending appeal, or upon any order vacating or reversing the approval of the bankruptcy court, then the Trustee elect thereupon to rescind this agreement by written notice to the Settling Defendants within 15 days of such occurrence. If, for any reason, this Agreement is not approved by the Bankruptcy Court, this Agreement is null and void and of no further force and effect, and all litigation shall resume and proceed as if no settlement ever had been negotiated.

         3. Condition Relating to Settlement of Pending Actions. As set forth below, the Trustee, with the cooperation of the Settling Defendants, shall seek to settle the Pending Actions, either in full, or in such manner as resolves or otherwise limits the exposure of the Settling Defendants on the claims asserted in the Pending Actions to the satisfaction of the Trustee and the Settling Defendants. Notwithstanding the foregoing, if (a) a settlement of the Thach Action has not been achieved by the date that is thirty (30) days after the date of the Bankruptcy Court's approval of this Agreement, or, in the Trustee's judgment is not achievable by such time without terms that would be, in the Trustee's judgment, unduly adverse to the estate and its creditors and parties in interest; and if (b) the absence of such settlement is, in the Trustee's judgment, likely to result in unduly burdensome costs and expense to the estate (for indemnification and otherwise under this Agreement), then either the Trustee or the Settling Defendants may, at their option, enforce the condition set out in this paragraph and rescind this Agreement by delivering written notice to the other, such notice to be delivered not later than thirty-five (35) days after the date of the Bankruptcy Court's approval of this Agreement. Upon receipt of such notice, this Agreement would be rendered null and void, and all funds or other deliveries made by the Settling Defendants to the Trustee would be returned to them immediately without prejudice, along with interest earned on any funds delivered. On other hand, if such settlement of the Thach Action has not been achieved by thirty (30) days after the date of the Bankruptcy Court's approval of this Agreement, and the Trustee and/or the Settling Defendants have not delivered written notice of rescission of this Agreement within thirty-five
(35) days after the date of the Bankruptcy Court's approval of this Agreement, then the parties will be deemed to have waived the condition set forth in this paragraph and this Agreement will be enforced. If the parties have waived the condition set forth in this paragraph, the parties agree and acknowledge that the Trustee has indemnification obligations as to the Thach Action that are in addition to its obligations as to the other Pending Actions, as is set forth in paragraphs 10, 11, and 12 of this Agreement.

         4. Settlement Payment. Upon satisfaction of the conditions set forth in paragraphs 1, 2 and 3, above, and the Trustee's satisfaction or waiver of the condition set out in paragraph 3, ConMat shall pay, and the Settling Defendants shall cause ConMat to pay to the Trustee, the sum of $1,500,000 (the "Settlement Payment"), payable as follows:


                  (a) $150,000 (the "Initial Payment") shall be paid, by wire transfer to the Trustee's DIP account, within ten (10) days after satisfaction of the conditions set forth in paragraph 2 above and the Trustee's waiver of the condition set forth in paragraph 3 above.

                  (b) $350,000 (the "Second Payment") shall be paid, by wire transfer to the Trustee's DIP account, within ten (10) days from the earlier of
(i) ninety (90) days from the date the Bankruptcy Court approves this Agreement or (ii) ConMat shareholders formally approve a management buyout (the "Management Buyout") of Polychem's specialty and water treatment product lines and related patents, technologies, customer lists, distribution, backlog, industry names and molds, on substantially the terms set forth on Exhibit "A" attached hereto.

                  (c) The balance of $1,000,000 (the "Remaining Balance") shall be evidenced by a promissory note in the form attached hereto as Exhibit "B" (the "Note") to be executed and delivered by ConMat and Polychem no later than five (5) business days from the date the Bankruptcy Court approves the Agreement. As set forth in the Collateral Pledge of Stock Agreement by Eastwind Stockholder's Trust, Collateral Pledge of Stock Agreement by ConMat Technologies, Inc., ConMat Security Agreement, Polychem Security Agreement, and Polychem Mortgage, copies of which are attached to the Note as Exhibits B-1 through B-5, the Note shall be secured by (I) the capital stock of ConMat owned, controlled, or held in trust or alleged trust for shareholders of Debtor subject to the condition that the order approving this Agreement shall also approve such turnover; (II) all of the assets of ConMat; (III) all of the capital stock and all of the assets of Polychem; (IV) and a mortgage on Polychem's property (the "Collateral"), with Item I of the aforesaid security being free and clear of any other interest lien or claim of any party other than the claims asserted in this pending adversary proceeding; and Items II, III and IV of the aforesaid security being subordinate only to (a) the security interests of General Electric Capital Corporation ("GECC") under its revolving trade credit facility for Polychem in the current outstanding amount of $2,750,000 (the "GECC Loan"), (b) the security interests and judgment lien of the Budd Company, ("Budd") against Polychem, under its security agreement with Polychem dated October _____, 2001 (the "Budd Security Agreement") as security for Polychem's prior principal and judgment indebtedness to Budd of approximately $906,436 (the "Budd debt") and (c) the first mortgage held by Pennsylvania Public School Employees' Retirement Board ("PSERS") as security for its real estate loan to Polychem in the current outstanding amount of $1,830,370.38 (the "PSERS Loan"), under their respective loan and security documents with Polychem. It shall be a condition to the effectiveness of this Agreement, waivable only by the Trustee, that GECC, PSERS and Budd have confirmed, in a form acceptable to the Trustee, including but not limited to appropriate intercreditor agreement(s) consistent herewith, that they do not object to this Agreement or the security documents. Recourse under the Note shall be limited to the Collateral. The principal balance due and owing under the Note shall be due and payable upon the earlier of (i) July 15, 2002; or (ii) to the extent of net proceeds therefrom and subject to the rights of GECC, PSERS and Budd as set out above, upon consummation of any sale of the capital stock of Polychem, the management buyout described in Section 4(b) or any other material portion of the business or assets thereof, whether by way of merger, consolidation, sale of stock, sale of assets or similar transaction.

                  (d) In addition to, and not in limitation of the rights set out in the attached security and collateral documents, the foregoing payments dates shall be accelerated, and shall be deemed due and payable in full, without need for further action by or notice from the Trustee, upon the bankruptcy or receivership of Polychem or ConMat or the taking of possession, receivership, control execution, or entry of judgment against Polychem or ConMat, or their assets or capital stock by GECC, PSERS or Budd.

                  (e) (e) The Trustee and the Settling Defendants confirm, as clarification, that the attached security and collateral documents are intended, inter alia, to forbid the Settling Defendants from causing or permitting a dilution of the Trustee's interest and collateral position in the stock or assets of ConMat during the pendency of this Settlement Agreement.

         5. Turnover of Shares in Eastwind Stockholder's Trust. As is set forth in paragraph 4(c)(I), above, in connection with the approval of this Agreement the Trustee shall obtain an order from the Bankruptcy Court directing (a) DeJuliis to turnover the ConMat stock certificate held in the Eastwind Stockholder's Trust ("Trust"); and (b) relieving DeJuliis of any further obligations under the Trust from and after entry of the Bankruptcy Court's order approving this Agreement. Upon entry of such Order, DeJuliis will immediately deliver possession of the Trust shares to Trustee subject to paragraph 7 of this Agreement.

         6. Apportionment of Settlement Payment for ProFutures and Park. Unless the ProFutures and/or Park Actions have been otherwise settled and released, then the parties agree and acknowledge that a portion of the Settlement Payment payable to the Trustee in such amount as the Trustee may establish as reasonable for this purpose, but not to exceed $200,000, is to be allocated and set aside by the Trustee to be used toward payment of the claims in the ProFutures and Park Actions, through settlement or otherwise, and to fund the indemnification obligations of the Trustee with respect to these actions, as is set forth in paragraphs 10, 11 and 12 of this Agreement. The Trustee agrees that Settling Defendants responsibility to settle the Pending Actions is limited to the Settlement Payment only. The aforesaid allocation and amount set aside, and the related indemnification obligations of the Trustee shall be reduced dollar for dollar to the extent that the Settlement Payment is not paid in full.

         7. Return of ConMat Stock. Upon satisfaction of the Note, the Trustee shall return the Collateral and shall transfer, assign and convey to ConMat all shares of ConMat common or preferred stock owned or controlled by the Debtor, including without limitation, the shares of ConMat common stock held in the Eastwind Stockholder's Trust, by delivery of stock certificates representing such shares, endorsed by the Trustee without recourse for transfer. This transfer of ConMat stock by the Trustee to ConMat shall not include any shares acquired or transferred to the Trustee by Non-Settling Defendants at any time from or after September 1, 2001.

         8. Release of Settling Defendants by Trustee and Debtor. For and in consideration of the Settlement Payment (and subject to the condition that the full amount thereof be paid in good funds to the Trustee, including but not limited to the Remaining Balance under the Note) and releases, conditions and other mutual covenants set forth in this Agreement, the Trustee, on his own behalf and on behalf of the Debtor, its estate and parties in interest thereto, and the Trustee's, the estate's, the Debtor's or its subsidiaries' current and former shareholders, officers, directors, predecessors, other trustees, advisors, employees, agents, consultants, representatives and attorneys, and the Debtor's respective administrators, successors and assigns, and anyone claiming through them or on their behalf (collectively, the "Trustee Releasing Parties"), hereby remises, releases and forever discharges the Settling Defendants, together with their officers, directors, employees, agents, consultants, current attorneys, heirs, spouses, executors, administrators, successors and assigns (collectively, the "ConMat Released Parties"), from and against all claims that the Trustee or Eastwind has, or could have asserted in the Complaint or in the

Pending Actions, against the ConMat Released Parties or any of them, singly or in any combination. Nothing in the foregoing release shall be deemed to release claims against the Non-Settling Defendants, or persons or entities owned, controlled, operated or managed by them, or their respective attorneys, advisors, insurers, officers, directors, shareholders (other than the Settling Defendants), subsidiaries and affiliates (other than the Settling Defendants), or their heirs, spouses, executors, administrators, successors and assigns (collectively, the "Non-Released Parties").

         9. Release of Trustee and Debtor by the Settling Defendants. For and in consideration of the release of the claims against them set forth in the Complaint and the releases and other mutual covenants set forth in this Agreement, each of the Settling Defendants, together with their parents, subsidiaries, affiliates, shareholders, officers, directors, employees, agents, representatives, attorneys, heirs, spouses, executors, administrators, successors and assigns, and anyone claiming through them or on their behalf (collectively, the "ConMat Releasing Parties"), hereby remise, release and forever discharge the Trustee, the Debtor and its estate, together with the Trustee and the Debtor's subsidiaries and/or affiliated companies, and the current and former shareholders, officers, directors, predecessors, trustees, advisors, partners, employees, agents, consultants, representatives and attorneys of each of the foregoing (collectively, the "Trustee Released Parties") and the Trustee Released Parties' respective administrators, successors and assigns, from and against all claims that the Settling Defendants have, or could have asserted against the Trustee Released Parties, or some or any of them, singly or in any combination, in connection with (i) the Complaint or the Pending Actions, subject to any claims for indemnification by Settling

Defendants as set forth in paragraphs 10, 11 and 12 below; (ii) any claim that has been or could be raised in any filed or unfiled proof of claim (or other administrative, secured, priority, unsecured, rejection, or other claim asserted or assertable) in Eastwind's bankruptcy case, regardless of whether such claim relates in any way to the Complaint or the Pending Actions.


         10. Judgment Reduction and Joint Tortfeasor Indemnification Provisions. If any of the Non-Settling Defendants assert and/or ultimately establish a claim against any of the Settling Defendants for contribution or indemnification in connection with any claim or cause of action instituted by the Trustee against the Non-Settling Defendants involving or relating to any claim arising out of or relating to the Complaint, the Pending Actions or the Debtor or that otherwise is released pursuant to this Agreement, then the Trustee specifically agrees to:
(a) defend, indemnify and hold harmless the Settling Defendants to the extent of their liability for such contribution and indemnification. (b) to eliminate to the extent reasonably possible the need for Settling Defendants to incur legal fees in defense of such contribution or indemnification claims; and (c) reduce the amount of any judgment, settlement or other award obtained by the Trustee to eliminate the right of any person or entity to collect any claim, demand or judgment for contribution or indemnification from the Settling Defendants arising out of the Complaint or any future action the Trustee may assert against such person or entity.


         11. Thach Settlement/Indemnification. The Trustee shall use vigorous and reasonable efforts to obtain a release of the Settling Defendants from Thach for all claims in the Thach Action. If the Trustee obtains a release of the claims in the Thach Action, the Settling Defendants will enter into mutual releases with Thach, in substantially similar form to the mutual releases exchanged hereunder between the Trustee and the Settling Defendants. If the Trustee cannot obtain a release from Thach of the Thach Action then pursuant to paragraph 3 above, either the Trustee or the Settling Defendants may elect to rescind the Agreement on or before the dates set out in paragraph 3 above. Otherwise, the Trustee will agree to indemnify the Settling Defendants from their share of liability in the Thach Action. The foregoing indemnification obligations and obligations to save harmless from claims raised in the Thach Action shall include an obligation by the Trustee to provide a defense to the Settling Defendants, or, if not, to pay or reimburse reasonable attorney's fees or costs incurred or to be incurred in connection therewith. The Trustee's motion for approval of this Agreement shall set out, and such approval shall be a condition to the effectiveness of this Agreement, that this Agreement bars Thach from separately pursuing the Debtor and/or Trustee's claims against any of the Settling Defendants.

         12. ProFutures and Park Settlements/Indemnifications. The Trustee shall use vigorous and reasonable efforts to obtain a release of the Settling Defendants from ProFutures and Park for all claims in the ProFutures and Park Actions. If the Trustee obtains a release of the claims in the ProFutures and Park Actions, the Settling Defendants will enter into mutual releases with ProFutures and/or Park, in substantially similar form to the mutual releases exchanged hereunder between the Trustee and the Settling Defendants. If the Trustee cannot obtain a release from the claims in the ProFutures and/or Park Actions, then, pursuant to paragraph 6, above, the Trustee will agree to indemnify the Settling Defendants from their share of liability on the claims in the ProFutures and Park Actions up to the $200,000 limit set forth in paragraph 6 above. To the extent that such funds are not used by the Trustee to settle or pay the ProFutures and Park claims they are available for the reasonable defense costs of the Settling Defendants hereafter incurred in the defense of the

ProFutures and Park Actions. The Trustee's motion for approval of this Agreement shall set out and, to the extent required, similar motion(s) before any other applicable courts shall set out that this Agreement bars Park and ProFutures from separately pursuing the Debtor and/or Trustee's claims against any of the Settling Defendants.

         13. Covenant Not to Sue. Other than actions upon and to enforce this Agreement , and subject to the condition as to the Trustee's covenant that the full amount thereof be paid in good funds to the Trustee, including but not limited to the Remaining Balance under the Note, The Trustee and the Settling Defendants covenant and agree that they shall not ever commence any actions or proceedings of any kind against one another to recover upon claims that are released under this Agreement and, further, that all such claims and causes of action are deemed fully, finally and completely settled hereby.

         14. Parties to Bear Own Expenses. The Trustee and the Settling Defendants agree, unless provided otherwise as to events from and after approval of this Agreement under the annexed collateral and security documents, to bear their own expenses, including attorney fees, in connection with the negotiation and entry into this Agreement and all related matters.

         15. General Representations and Warranties. Each party represents and warrants to the others as follows, subject to the requirement that the Trustee must seek and obtain Court approval for this Agreement:

                  (a) Power and Authorization. It has all requisite power and authority (corporate and otherwise) to enter into this Agreement, and is duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

                  (b) No Conflict. Its execution and delivery of this Agreement and the performance of its obligations hereunder, do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound.

                  (c) Enforceability. This Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights and except as enforcement is subject to general equitable principles. If any term or provision of this Agreement shall be judicially determined to be illegal, unenforceable, or invalid or otherwise void, the parties intend that the remaining provisions shall continue in full force and effect.

         16. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between them with respect to the subject matter hereof. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein. Each party acknowledges that (i) it has carefully read this Agreement, (ii) it has had the assistance of legal counsel of its choosing (and such other professionals and advisors as it has deemed necessary) in the review and execution hereof, (iii) the meaning and effect of the various terms and provision hereof have been fully explained to it by such counsel, (iv) it has conducted such investigation, review and analysis as it has deemed necessary to understand the provisions of this Agreement and the transactions contemplated hereby, and (v) it has executed this Agreement of its own free will.

         17. Amendment. No amendment of this Agreement shall be effective unless embodied in a written instrument executed by all of the parties.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive and procedural laws of the Commonwealth of Pennsylvania without regard to conflict of laws principles.

         19. Dispute Resolution. Exclusive jurisdiction to resolve any dispute arising out of this Agreement shall be retained by the United States Bankruptcy Court for the Eastern District of Pennsylvania, and all parties hereby consent to the jurisdiction of that Court to resolve any such dispute.

         20. Headings. The headings of sections and subsections have been included for convenience only and shall not be considered in interpreting this Agreement.

         21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

         22. Interpretation and Construction. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its participation in the drafting hereof.

         23. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

         24. Assignment of Rights Under Insurance Policies. As of the Effective Date, Settling Defendants, individually and collectively, irrevocably assign, convey and transfer to the Trustee any and all rights they have under, arising from, or relating to the following policies of insurance, and any successor, renewal or amendatory policies thereto:

                  (a) National Union Fire Insurance Company of Pittsburgh, Pa. Directors, Officers and Corporate Liability Insurance Policy number 856-56-64.

                  (b) National Union Fire Insurance Company of Pittsburgh, Pa. Directors, Officers and Corporate Liability Insurance Policy number 485-98-75.

                  (c) Zurich American Insurance Company, Directors and Officers Liability and Reimbursement Policy number DOC 3770836 00 (to the extent relating to the Pending Actions and the claims raised in the Trustee's Complaint, and the events and occurrences therein).

         This assignment expressly includes any right of reimbursement, payment, indemnification or otherwise of each of the Settling Defendants, including but not limited to all claims and rights to reimbursement, payment, indemnification, recovery or otherwise with respect to these policies for defense and litigation costs and attorney's fees, whether heretofore or hereafter incurred by any of them or on their behalf.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.

                                     /s/ John W. Morris
                                     ----------------------------------------
                                     John W. Morris, Esq., Chapter 11 Trustee
                                     for The Eastwind Bankruptcy

                                     /s/ Paul A. DeJuliis
                                     --------------------------------
                                     Paul A. DeJuliis

                                     CONMAT TECHNOLOGIES, INC

                                     /s/ Paul A. DeJuliis
                                     -------------------------------
                                     By: Paul A. DeJuliis, President


                                     POLYCHEM CORPORATION

                                     /s/ Paul A. DeJuliis
                                     --------------------------------
                                     By: Paul A. DeJuliis